Exhibit 10.1

Personal and Confidential

[Insert date]

Delivered by email to: [Insert employee email address]

[Insert employee name and address]

Dear [Insert first employee name],

As part of our on-going efforts to maximize shareholder value, we, Venus Concept Inc. (“Venus” or the “Company”) continue to evaluate potential strategic alternatives.  As part of the process, Venus’ Board of Directors (the “Board”) is considering a full range of strategic alternatives, which may include one or more financings, mergers, reverse mergers, other business combinations, sales of assets, licensings or other transactions (one or more, defined as a “Strategic Transaction”).

In connection with this activity, you have been identified as a key employee critical to the success of the Company and to any single transaction or a combination of transactions, and we are pleased to offer you a bonus opportunity (the “2026 Transaction Completion Bonus”) as set forth below.  The amount of your 2026 Transaction Completion Bonus will be a minimum of USD $[insert amount] (the “Minimum Bonus”). Your 2026 Transaction Completion Bonus will increase as a function of the Gross Proceeds secured in a Strategic Transaction executed by or before the conclusion of fiscal year 2026, as illustrated below, and as determined in the discretion of the Board:

[Insert table]

Any 2026 Transaction Completion Bonus paid will be less applicable deductions and withholdings, as required by law.

Provided you sign and return this letter agreement no later than [insert date], and except as set forth specifically below, you will be eligible for a 2026 Transaction Completion Bonus if and only if (a) a Strategic Transaction is successfully completed resulting in a Change of Control, as defined by the Board, on or before December 31, 2026, and (b) you are either an active, full-time employee of the Company, in good standing as determined in the reasonable discretion of the Board on the Payment Date (as defined below) or you incur a Qualifying Termination as described below.

In the event that a Strategic Transaction is approved by the Board but does not immediately result in a Change of Control or is not accompanied by a Change of Control transaction, the Board shall retain sole discretion to modify the terms of this letter agreement.

Payment shall be made in the form of cash and/or cash equivalents, in the medium of payment and ratio proscribed by the Strategic Transaction, or as determined by the Board of Directors.

The 2026 Transaction Completion Bonus will be paid in a single lump sum, or in the medium of payment and ratio prescribed by the Strategic Transaction, within thirty (30) days after the effective date of a Change of Control resulting from a Strategic Transaction, as defined by the Board (the “Payment Date”).

If your employment with the Company is terminated on or before the Payment Date, you will not be eligible to receive a 2026 Transaction Completion Bonus, in whole or in part. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause, or if you resign your employment with the Company for Good Reason (either, a “Qualifying Termination”) either (a) within thirty (30) days after the closing of a Strategic Transaction, or (b) less than three (3) months prior to the closing of a Strategic Transaction, and if you otherwise would have received a 2026 Transaction Completion Bonus pursuant to the terms of this letter agreement but for the Qualifying Termination, you will remain eligible to earn a 2026 Transaction Completion Bonus payable in the same time and manner as if there had not been a Qualifying Termination, provided you have executed (and not timely revoked or rescinded) a general release of claims in favor of the Company, in a form acceptable to the Company.

For purposes of this letter agreement:

“Cause” shall mean any of the following: (i) your failure to perform your duties and responsibilities to the Company as determined in the good faith discretion of the Company; (ii) any deliberate violation of a Company policy; (iii) your commission of any act of fraud, embezzlement, self-dealing, dishonesty or similar action or omission; (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your breach of any of your obligations under any written agreement with the Company; (vi) your conviction of, or a plea of nolo contendere for, any felony; or (vii) any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company.

“Good Reason” for your resignation means the occurrence of one or more of the following without your express written consent: (a) the relocation of your principal place of employment or service that increases your one-way commute by more than fifty (50) miles (other than reasonable business travel required as part of the duties associated with your position.  (Note that a change in location of your personal residence will not constitute “Good Reason under this provision”); (b) a material reduction in job duties, responsibilities and requirements inconsistent with your position with the Company; provided, however that neither a change in the identity, title or role of the person to whom you report, nor a change in duties, responsibilities and requirements that results from the growth of the Company will constitute “Good Reason”; or (c) a material reduction of your total cash compensation; provided, however, that in each case above, in order for your resignation to be deemed to have been for Good Reason, you must first give the Company written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and your resignation must be effective not later than thirty (30) days after the expiration of such Cure Period.

“Change of Control” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of the Company or (ii) a sale or disposition of all or substantially all of the assets of the Company, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of the Company (or any successor to the Company) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity securities of the Company immediately prior to such transaction (or series of related transactions).

[For US Awardees] The provisions regarding payments to be made under this letter agreement will be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code The Company may impose additional rules and requirements from time to time in order to comply with Section 409A of the Code, which will not require your consent.

It is understood that the Company makes no representations or warranties with respect to the tax consequences of the payments contemplated by this letter agreement under any federal, state, or provincial tax law.  Except for the amount of withholdings by the Company, you will be solely responsible for paying any and all taxes owing on any payment provided to you under this letter agreement. You are encouraged to contact your personal legal or tax advisors with respect to the benefits provided hereunder.

[For US Awardees] Notwithstanding any other provision of this letter agreement, your employment with Venus shall remain “at will.”  Either Venus or you may terminate the employment relationship at any time, with or without cause, and with or without notice.  No representations, promises or agreements for Venus to employ you for a particular term shall be binding on Venus unless expressly agreed upon in a writing signed by both you and an authorized representative of the Board.

This letter agreement will be construed in accordance with and governed by the laws of the [state/province], without regard to principles of conflict of laws of such [state/province]. This letter agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, with respect thereto.  This letter agreement may not be changed orally and may only be amended, revoked, changed or modified by a written agreement executed by you and the Company.

Please review this agreement.  Your signature below indicates that you have had the opportunity to consult with legal counsel of your choosing before entering into this Agreement.  Further, your signature confirms that you have carefully read and fully understand all the provisions of this Agreement, and that you are entering into this Agreement based on your own judgment and have not relied upon any representations or promises not contained in this Agreement.  Once you have reviewed and executed this Agreement, please return to Anna Georgiadis, Chief Human Resources Officer.   Please retain a copy for your records.

I would like to take this opportunity to thank you for your contribution to the Company to date and in future.

Sincerely,

[Authorized Signatory]

ACCEPTED BY:

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